Exhibit 10.4

CHANGE ORDER FORM
(for use when the Parties mutually agree upon and execute the Change Order pursuant to Section 6.1B or 6.2C)

PROJECT NAME: Driftwood LNG Phase 4 OWNER: Driftwood LNG LLC CONTRACTOR: Bechtel Oil, Gas and Chemicals, Inc. DATE OF AGREEMENT: 10 November 2017	CHANGE ORDER NUMBER: CO-001 DATE OF CHANGE ORDER: 18 May 2018

The Agreement between the Parties listed above is changed as follows:

The Parties agree Section 8.1.B of the Agreement is modified as follows only to the extent it applies to the portion of materials and equipment originating in Italy under Purchase Orders for Mixed Refrigerant Compressors and Feed Gas Expander-Compressors between Contractor and GE Oil and Gas, LLC:

“B. Title to Work. Title to all or any portion of the Work (other than Intellectual Property embedded in the Work Product) shall pass to Owner upon entry thereof into international waters. Transfer of title to any of the Work shall be without prejudice to Owner’s right to reject a Defect, or any other right in this Agreement.”

Section 8.1.B will remain unmodified in every other circumstance.

Adjustment to Contract Price

The original Contract Price was	USD 1,925,058,672	EUR 148,365,834
Net change by previously authorized Change Orders (# 0 )	USD 0	EUR 0
The Contract Price prior to this Change Order was	USD 1,925,058,672	EUR 148,365,834
The Contract Price will be ~~(increased) (decreased~~) (unchanged) by this Change Order in the amount of	USD 0	EUR 0
The new Contract Price including this Change Order will be	USD 1,925,058,672	EUR 148,365,834

Adjustment to dates in Project Schedule
The following dates are modified:

No Change to Project Schedule

Adjustment to other Changed Criteria:

Adjustment to Payment Schedule: N/A

Adjustment to Minimum Acceptance Criteria: N/A

Adjustment to Performance Guarantees: N/A

Adjustment to Design Basis: N/A

Other adjustments to liability or obligation of Contractor or Owner under the Agreement:

Select either A or B:
[A] This Change Order shall constitute a full and final settlement and accord and satisfaction of all effects of the change reflected in this Change Order upon the Changed Criteria and shall be deemed to compensate Contractor fully for such change. Initials: ____ Contractor ____ Owner

~~[B] This Change Order shall not constitute a full and final settlement and accord and satisfaction of all effects of the change reflected in this Change Order upon the Changed Criteria and shall not be deemed to compensate Contractor fully for such change. Initials: ____ Contractor ____ Owner~~

Contractor and Owner agree to provide such information, execute and deliver any such instruments and documents and to take such other actions as may be reasonably requested by the other Party that are not inconsistent with the provisions of this Change Order and that do not involve the assumption of obligations or liabilities greater than those provided for in this Change Order, in order to give full effect to this Change Order and to carry out the intent of this Change Order.

Upon execution of this Change Order by Owner and Contractor, the above-referenced change shall become a valid and binding part of the original Agreement without exception or qualification, unless noted in this Change Order. Except as modified by this and any previously issued Change Orders, all other terms and conditions of the Agreement shall remain in full force and effect. This Change Order is executed by each of the Parties’ duly authorized representatives.

Owner	/s/ Howard Candelet
Name	Howard Candelet
Title	President
Date of Signing	June 30, 2018

Contractor	/s/ Andrey Polunin
Name	Andrey Polunin
Title	Senior Vice President
Date of Signing	June 14, 2018

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